Exhibit 99.1

For Immediate Release

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES FINANCIAL RESULTS FOR 2006 THIRD QUARTER

Palo Alto, CA, - November 6, 2006 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $20.5 million, or $0.39 per share, for the third quarter ended September 30, 2006, compared with a net loss of $17.9 million, or $0.34 per share, for the comparable period in 2005.

For the quarter ended September 30, 2006, total operating expenses increased to $22.6 million from $19.8 million for the comparable quarter in 2005. The increase in operating expenses in the third quarter of 2006 compared with the third quarter of 2005 was primarily due to $3.6 million in stock-based compensation expense, partially offset by decreased costs associated with the TELCYTA® ASSIST-1, ASSIST-2 and ASSIST-3 Phase 3 clinical trials. Telik began recognizing stock-based compensation expense in the first quarter of 2006 in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment.”

For the nine months ended September 30, 2006, Telik reported a net loss of $62.0 million, or $1.19 per share, compared with a net loss of $59.3 million, or $1.16 per share, for the nine months ended September 30, 2005. Total operating expenses for the first nine months of 2006 increased to $68.3 million from $64.4 million in the first nine months of 2005. The increase in operating expenses in the first nine months of 2006 compared with the first nine months of 2005 was primarily due to $11.0 million in stock-based compensation expense, partially offset by decreased costs associated with the TELCYTA ASSIST-1 and ASSIST-2 Phase 3 clinical trials.

At September 30, 2006, Telik had $158.3 million in cash, cash equivalents and investments including restricted investments, compared to $205.6 million at December 31, 2005.

Conference Call and Webcast

Telik will host its quarterly conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 800-230-1059 or 612-332-0107. An archive of the conference call will be available on the Telik website or by telephone at 800-475-6701 or 320-365-3844, access code 846690. The archive will be available from approximately 8:30 p.m. Eastern time on November 6 through November 13, 2006.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA®, a tumor-activated small molecule product candidate. TELCYTA is in four Phase 3 registration trials in advanced ovarian and non-small cell lung cancer. A second development candidate, TELINTRA™, is in clinical development in myelodysplastic syndrome. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP™, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Contract revenue from collaborations	$—	$—	$—	$19

Operating costs and expenses:
Research and development	18,487	17,057	55,181	55,858
General and administrative	4,063	2,772	13,132	8,534

Total operating costs and expenses	22,550	19,829	68,313	64,392

Loss from operations	(22,550)	(19,829)	(68,313)	(64,373)

Interest income, net	2,077	1,901	6,264	5,070

Net loss	$(20,473)	$(17,928)	$(62,049)	$(59,303)

Basic and diluted net loss per common share	$(0.39)	$(0.34)	$(1.19)	$(1.16)

Weighted average shares used to calculate basic and diluted net loss per common share	52,303	51,995	52,241	50,986

Selected Balance Sheet Data

(In thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)	(a)
Cash, cash equivalents, investments and restricted investments	$158,298	$205,643
Total assets	$165,547	$213,346
Stockholders’ equity	$146,395	$194,525

(a)	Note: Derived from audited financial statements